Exhibit 10.2

GOLDMAN SACHS CREDIT PARTNERS L.P.

85 Broad Street

New York, New York 10004

PERSONAL AND CONFIDENTIAL

September 1, 2008

Teradyne, Inc.

600 Riverpark Drive

North Reading, MA 01864

Attention:	Greg Beecher
Vice President, Chief Financial Officer and Treasurer

Commitment Letter

Ladies and Gentlemen:

We are pleased to confirm the arrangements under which Goldman Sachs Credit Partners L.P. (“GSCP”, “we” or “us”) is exclusively authorized by Teradyne, Inc., a Massachusetts corporation (the “Company” or “you”), to act as the sole lead arranger, sole bookrunner and sole syndication agent in connection with, and as the administrative agent for, and commits to provide, the credit facility described herein, in each case on the terms and subject to the conditions set forth in this letter agreement and the attached Annexes A, B, C and D hereto (collectively, the “Commitment Letter”) and in the Fee Letter referred to below. Capitalized terms used and not defined in this letter agreement have the meanings assigned thereto in Annexes B and C hereto.

You have informed GSCP that you intend to acquire (the “Acquisition”) all the issued and outstanding capital stock of Eagle Test Systems, Inc., a Delaware corporation (the “Acquired Company”), for cash consideration of approximately $365,000,000, pursuant to an Agreement and Plan of Merger dated as of September 1, 2008, among the Company, Turin Acquisition Corp. and the Acquired Company (together with the exhibits, schedules and other definitive documentation relating thereto, the “Acquisition Agreement”). You intend to finance the Acquisition with cash on hand and (a) the proceeds of not more than $250,000,000 in aggregate principal amount of securities (the “Permanent Financing Securities”) issued and sold by you pursuant to a registered public offering or Rule 144A or other private placement (the “Permanent Financing Securities Offering”) or (b) if and to the extent that you do not complete the Permanent Financing Securities Offering on or prior to the Closing Date, or if the aggregate proceeds of the Permanent Financing Securities Offering completed on or prior to the Closing Date shall be less than $175,000,000, borrowings by you under the term loan facility described in Annex B hereto (the “Facility”) in an aggregate principal amount of (i) $175,000,000 less (ii) 100% of the net cash proceeds received on account of events described in the first paragraph of the “Mandatory Prepayments/Commitment Reductions” section of Annex B hereto that shall have occurred after the date of this Commitment Letter and on or prior to the Closing Date, including 100% of the net cash proceeds of the Permanent Financing Securities Offering completed on or prior to the Closing Date (with such net cash proceeds to be determined after deducting underwriting discounts and commissions and reasonable fees and expenses incurred in connection with the Permanent Financing Securities Offering).

1.	Commitment; Titles and Roles.

GSCP is pleased to confirm its commitment to act, and you hereby appoint GSCP to act, as sole lead arranger, sole bookrunner and sole syndication agent in connection with the Facility and as administrative agent for the Facility, and to provide to the Company the entire principal amount of the Facility, in each case on the terms and subject to the conditions contained in this Commitment Letter and the Fee Letter referred to below. Our fees for services related to the Facility are set forth in a separate fee letter (the “Fee Letter”) entered into by you, GSCP and Goldman, Sachs & Co. (“Goldman Sachs” and, collectively with GSCP and its affiliates, “GS”) on the date hereof. In addition, pursuant to an engagement letter (the “Engagement Letter”) entered into by you and Goldman Sachs on the date hereof, you have, among other things, offered Goldman Sachs the right to act as the sole placement agent, sole purchaser or sole initial underwriter in connection with the Permanent Financing Securities Offering.

2.	Conditions Precedent.

GSCP’s commitment hereunder is subject to the following conditions: (a) since June 30, 2008, there has not been any event, fact, circumstance, change or effect, either individually or in the aggregate with all such other events, facts, circumstances, changes or effects, that has had, or would reasonably be expected to have, a Company Material Adverse Effect (as defined below), (b) the negotiation, execution and delivery of a definitive credit agreement and other definitive loan documents relating to the Facility (collectively, the “Loan Documents”), which shall be based upon and substantially consistent with the terms set forth in this Commitment Letter and otherwise be mutually satisfactory, (c) GSCP not becoming aware after the date hereof of any new or inconsistent information or other matter not previously disclosed to it relating to the Company, the Acquired Company and their subsidiaries, taken as a whole, or the Acquisition that GSCP, in its reasonable judgment, deems material and adverse relative to the information or other matters disclosed to it prior to the date hereof and (d) the conditions precedent referred to in Annex B hereto. For purposes of the foregoing, the term “Company Material Adverse Effect” means a fact, circumstance, event, effect, change, circumstance or development or effect that, individually or in the aggregate with all other facts, circumstances, events, effects, changes, circumstances or developments occurring or existing prior to the determination of a Company Material Adverse Effect, has a material adverse effect on (i) the business, assets, liabilities, capitalization, financial condition or results of operations of the Acquired Company and its subsidiaries, taken as a whole, (ii) the ability of the Acquired Company to consummate the transactions contemplated by the Acquisition Agreement, (iii) the ability of the Company to operate the business of the Acquired Company and each of its subsidiaries immediately after the consummation of the Acquisition or (iv) the ability of the officers of the Company, following the consummation of the Acquisition, to certify without qualification to the Company’s financial statements or SEC reports as they relate to the business or operations previously conducted by the Acquired Company, but shall not include: (i) events or effects relating to or resulting from: (A) changes in general economic or political conditions or the securities, credit or financial markets to the extent such changes do not have a materially disproportionate impact on the Acquired Company and its subsidiaries, taken as a whole, relative to the Acquired Company’s industry peers; (B) changes or developments in the industries in which the Acquired Company and its subsidiaries operate to the extent such changes or developments do not have a materially disproportionate impact on the Acquired Company and its subsidiaries, taken as a whole, relative to the Acquired Company’s industry peers; (C) changes in law following the date of the Acquisition Agreement to the extent such changes do not have a materially disproportionate impact on the Acquired Company and its subsidiaries, taken as a whole, relative to the Acquired Company’s industry peers; (D) the announcement, negotiation, existence or performance of the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, financing sources, strategic partners or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the acquired

Company’s execution, delivery and performance of the Acquisition Agreement or the consummation of the transactions contemplated thereby; (E) the taking of any action required by the Acquisition Agreement or that the Company has requested or to which the Company has expressly consented; (F) any acts of terrorism or war to the extent such acts do not have a materially disproportionate impact on the Acquired Company and its subsidiaries, taken as a whole, relative to the Acquired Company’s industry peers; (G) changes after the date of the Acquisition Agreement in generally accepted accounting principles or the interpretation thereof; or (H) any litigation relating directly and primarily to the announcement, negotiation, execution or performance of the Acquisition Agreement or the transactions contemplated thereby; or (ii) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, in and of itself (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Company Material Adverse Effect and may be taken into consideration when determining whether a Company Material Adverse Effect has occurred).

Notwithstanding anything in this Commitment Letter (including the Annexes hereto) to the contrary, (a) except to the extent expressly set forth in Section 4 below, the only representations and warranties relating to the Acquired Company and its subsidiaries, and its and their businesses, the accuracy of which shall be a condition to availability of the Facility on the Closing Date shall be the Specified Representations (as defined below) and (b) the terms of the Loan Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions set forth or referred to in this Commitment Letter, including Annexes B and C hereto, have been satisfied. For purposes hereof, the term “Specified Representations” means (i) all the representations and warranties of the Acquired Company set forth in the Acquisition Agreement the accuracy of which is, as of the date hereof or as of the Closing Date, a condition to your obligation under the Acquisition Agreement to consummate the Acquisition and (ii) the representations and warranties in the Loan Documents made with respect to the Acquired Company and its subsidiaries as to requisite power and authority (as they relate to due execution, delivery and performance of the Loan Documents to which they are to be a party); due authorization, execution, delivery, performance and enforceability of such Loan Documents; creation, perfection and priority of security interests; no conflicts with applicable laws, charter documents or material debt agreements; Investment Company Act and margin stock matters; solvency; and Patriot Act.

3.	Syndication.

GSCP reserves the right to syndicate the Facility to other Lenders, which will be selected by GSCP after consultation with the Company. GSCP will manage all aspects of any such syndication, including determinations as to the timing of all offers to prospective Lenders, any title of agent or similar designations or roles awarded to any Lender, the acceptance and allocation of commitments and the compensation provided to each Lender from the amounts to be paid to GSCP pursuant to the terms of this Commitment Letter and the Fee Letter. You agree to use, if requested by GSCP, all commercially reasonable efforts to ensure that GSCP’s syndication efforts benefit from your and your subsidiaries’ existing lending relationships. To facilitate an orderly and successful syndication of the Facility, you agree that you will not, until the earlier of (a) GSCP informing the Company in writing either that (i) GSCP has abandoned all plans to syndicate the Facility or (ii) syndication of the Facility has been completed, (b) completion of the Permanent Financing Securities Offering the net cash proceeds of which equal to at least the entire principal amount of the Facility and (c) the day after the Closing Date, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, or engage in discussions concerning the syndication or issuance of, any debt facility or any debt security of the Company or any of its subsidiaries (other than (i) the Facility and (ii) in connection with the Permanent Financing Securities Offering), in each case without the prior written consent of GSCP. It is understood and agreed that, without limiting your obligations to assist with the syndication efforts as set forth above, the commitment of GSCP hereunder to provide the entire principal amount of the Facility in accordance with the terms and conditions hereof is not subject to the success of any such syndication efforts, and such commitment shall not be reduced, released or subject to novation prior to the occurrence of the borrowing under the Facility as a result of the acceptance by GSCP of any commitment from any other prospective Lender to provide all or any portion of the Facility.

If requested by GSCP, you agree to cooperate with GSCP in connection with (a) the preparation of an information package regarding the business, operations, financial projections and prospects of the Company and its subsidiaries (including, for purposes thereof, the Acquired Company and its subsidiaries) (the “Confidential Information Memorandum”), including all information relating to the Acquisition and the other transactions contemplated hereunder prepared by or on behalf of the Company and deemed reasonably necessary by GSCP to complete the syndication of the Facility, and (b) the presentation of an information package acceptable in format and content to GSCP (the “Lender Presentation”) in meetings and other communications with prospective Lenders in connection with the syndication of the Facility (including direct contact between senior management and representatives, with appropriate seniority and expertise, of the Company with prospective Lenders and participation of such persons in meetings). You further agree that, at the request of GSCP, you will use commercially reasonable efforts to obtain promptly (i) a corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (ii) a corporate rating from Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation (“S&P”) and/or (iii) a credit rating for the Facility from each of Moody’s and S&P, with each such rating giving effect to the Acquisition. You will be solely responsible for the contents of any such Confidential Information Memorandum and Lender Presentation and all other information, documentation or other materials delivered to GSCP in connection therewith (collectively, the “Information”) and acknowledge that GSCP will be using and relying upon the Information without independent verification thereof. You agree that Information regarding the Facility and Information provided by the Company, the Acquired Company or their respective representatives to GSCP in connection with the Facility (including draft and execution versions of the Loan Documents, the Confidential Information Memorandum, the Lender Presentation, publicly filed financial statements and draft or final offering materials relating to contemporaneous or prior securities issuances by the Company) may be disseminated to prospective Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (any of the foregoing being collectively referred to as the “Platform”)) created for purposes of syndicating the Facility or otherwise, in accordance with GSCP’s standard syndication practices, and you acknowledge that GS will not be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

You acknowledge that certain of the Lenders may be “public side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Company, the Acquired Company or any of their respective affiliates or securities) (each, a “Public Lender”). At the request of GSCP, you agree to prepare an additional version of each of the Confidential Information Memorandum and the Lender Presentation that does not contain material non-public information concerning the Company, the Acquired Company or any of their respective affiliates or securities. The information to be included in such additional version of the Confidential Information Memorandum will be substantially consistent with the information included, or that would have been included, in a customary offering memorandum for the Permanent Financing Securities Offering. It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, authorization letters to GSCP authorizing the distribution of the Information to prospective Lenders, containing a representation to GSCP that the public-side version does not include material non-public information about the Company, the Acquired Company or any of their respective affiliates or securities. In addition, at the request of GSCP, you will clearly designate as such all Information provided to GSCP by or on behalf of the Company or the Acquired Company that is suitable to make available to Public Lenders. You acknowledge and agree that the following documents may be distributed to Public Lenders: (a) drafts and final versions of the Loan Documents, (b) lender meeting invitations, allocations, funding and closing memoranda and other administrative materials of a similar nature and (c) term sheets and notification of changes in the terms of the Facility.

4.	Information.

You represent and covenant that (a) all Information (other than financial projections) provided directly or indirectly by the Company or the Acquired Company to GSCP or the Lenders in connection with the transactions contemplated hereunder is and will be, when taken as a whole (and together with the information contained in the Annual Report on Form 10-K of each of the Company and the Acquired Company most recently filed with the SEC prior to the date hereof, and all subsequent filings by the Company or the Acquired Company made with the SEC that are publicly available), complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not misleading (it being understood that, prior to the consummation of the Acquisition, the foregoing representation and covenant, insofar as it is made with respect to Information provided directly or indirectly by the Acquired Company, is made to your knowledge) and (b) the financial projections that have been or will be made available to GSCP or the Lenders by or on behalf of the Company have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to GSCP or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material. You agree that if, at any time prior to the Closing Date, any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.

5.	Indemnification; Expenses and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification. You agree to the provisions with respect to our indemnity and other matters set forth in Annex A, which is incorporated by reference into this Commitment Letter.

6.	Assignments.

This Commitment Letter may not be assigned by you without the prior written consent of GSCP (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. GSCP may assign its commitment hereunder, in whole or in part, to any of its affiliates or, as provided above, to any Lender prior to the Closing Date; provided, however, that any such assignment prior to the Closing Date will not relieve GSCP of its obligations set forth herein to fund the entire principal amount of the Facility on the Closing Date in accordance with the terms and conditions hereof.

7.	Confidentiality.

Please note that this Commitment Letter, the Fee Letter and any written communications provided by, or oral discussions with, GSCP in connection with this arrangement are exclusively for the information of the Company and may not be disclosed to any other person or circulated or referred to publicly without our prior written consent, except, after providing written notice to GSCP, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that we hereby consent to your disclosure of (a) this Commitment Letter, the Fee

Letter and such communications and discussions to your officers, directors, agents and advisors who are directly involved in the consideration of the Acquisition or the Facility and who have been informed by you of the confidential nature thereof and who have agreed to treat the same confidentially, (b) this Commitment Letter and the information contained herein (but not the Fee Letter or the information contained therein) to the Acquired Company and its officers, directors, agents and advisors who are directly involved in the consideration of the Acquisition, in each case, where such recipient has been informed by you of the confidential nature thereof and agreed to treat the same confidentially, (c) this Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process (in which case you agree to inform us promptly (and, to the extent practicable, in advance) thereof), including disclosure of this Commitment Letter and the information contained herein in any proxy statement or other report (including Current Reports on Form 8-K) filed with the SEC in connection with the Acquisition, (d) this Commitment Letter and the information contained herein (but not the Fee Letter or the information contained therein) in any prospectus, offering memorandum or offering circular relating to the Permanent Financing Securities Offering and (e) Annexes B, C and D hereto on a confidential basis to any rating agency.

We hereby acknowledge our agreements with respect to confidentiality set forth in the letter agreement between us and you dated August 27, 2008.

8.	Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, GS is a full service securities firm engaged, either directly or through its affiliates in various activities, including securities trading, investment banking and financial advisory, investment management, principal investment, hedging, financing and brokerage activities and financial planning and benefits counseling for both companies and individuals. In the ordinary course of these activities, GS may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for its own account and for the accounts of its customers and may at any time hold long and short positions in such securities and/or instruments. Such investment and other activities may involve securities and instruments of the Company, as well as of other entities and persons and their affiliates that may (a) be involved in transactions arising from or relating to the engagement contemplated by this letter, (b) be customers or competitors of the Company or (c) have other relationships with the Company. In addition, GS may provide investment banking, underwriting and financial advisory services to such other entities and persons. GS may also co-invest with, make direct investments in, and invest or co-invest client monies in or with funds or other investment vehicles managed by other parties, and such funds or other investment vehicles may trade or make investments in securities of the Company or such other entities. The transactions contemplated by this Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph. Although GS in the course of such other activities and relationships may acquire information about the transaction contemplated by this Commitment Letter or other entities and persons which may be the subject of the transactions contemplated by this Commitment Letter, GS shall have no obligation to disclose such information, or the fact that GS is in possession of such information, to the Company or to use such information on the Company’s behalf.

GS may have economic interests that conflict with those of the Company. You agree that GS will act under this Commitment Letter as an independent contractor and that nothing in this Commitment Letter or the Fee Letter will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between GS and the Company, its stockholders or its affiliates. You acknowledge and agree that (a) the financing transactions contemplated by this Commitment Letter and the Fee Letter are arm’s-length commercial transactions between GS, on the one hand, and the Company, on the other, (b) in connection therewith and with the process leading to such transaction GS is acting solely as a principal and not the agent or fiduciary of the Company, its management, stockholders, creditors or any other person, (c) GS has not assumed an advisory or fiduciary responsibility in favor of the Company with respect to the financing transactions contemplated hereby or the process leading thereto (irrespective of whether GS or any of its affiliates has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Commitment Letter and the Fee Letter and (d) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate with respect to the transactions contemplated hereby. You further acknowledge and agree that you are responsible for making your own independent judgment with respect to such transactions and the process leading thereto. You agree that you will not claim that GS has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such financing transactions or the process leading thereto. In addition, GSCP may employ the services of its affiliates in providing certain services hereunder and may exchange with such affiliates information concerning the Company, the Acquired Company and other companies that may be the subject of this arrangement, and such affiliates will be entitled to the benefits afforded to GSCP hereunder.

In addition, please note that GS does not provide accounting, tax or legal advice.

Consistent with GS’s policies to hold in confidence the affairs of its customers, GS will not furnish confidential information obtained from you, the Acquired Company or your or its subsidiaries by virtue of the transactions contemplated by this Commitment Letter to any of its other customers. Furthermore, you acknowledge that neither GS nor any of its affiliates has an obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, the Acquired Company or any of your or its subsidiaries, confidential information obtained or that may be obtained by them from any other person.

9.	Miscellaneous.

GSCP’s commitment hereunder will terminate upon the first to occur of (a) the Closing Date, (b) the abandonment or termination of the Acquisition Agreement (other than any abandonment or termination by the Acquired Company resulting from the Company failing to consummate the Acquisition upon satisfaction of all the conditions precedent thereto set forth in the Acquisition Agreement and otherwise in accordance therewith and without giving effect to any waiver, amendment or other modification of the Acquisition Agreement, where such failure to consummate and the resulting abandonment or termination is due solely to GSCP’s failure to satisfy its commitment hereunder to provide the Facility in accordance with the terms and conditions hereof), (c) a material breach by the Company under this Commitment Letter, the Fee Letter or the Engagement Letter (it being agreed that GSCP’s commitment hereunder is subject to the absence of any such breach) and (d) 3:00 p.m., New York City time, on March 1, 2009.

The provisions set forth under Sections 3, 5, 7, 8 and this Section 9 hereof will remain in full force and effect notwithstanding that Loan Documents are executed and delivered. The provisions set forth under Sections 5, 7, 8 and this Section 9 hereof will remain in full force and effect notwithstanding the expiration or termination of this Commitment Letter or GSCP’s commitment hereunder.

You agree that any suit or proceeding arising in respect to this Commitment Letter or our commitment or the Fee Letter will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in the City and County of New York, and you agree to submit to the exclusive jurisdiction of, and to venue in, such court. Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either our commitment or any matter referred to in this Commitment Letter or the Fee Letter is hereby waived by the parties hereto. This Commitment Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

GSCP hereby notifies the Company that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) it and each Lender may be required to obtain, verify and record information that identifies the Company and the Subsidiary Guarantors, which information includes the name and address of, the Company and each Subsidiary Guarantor and other information that will allow GSCP and each Lender to identify the Company and each Subsidiary Guarantor in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for GSCP and each Lender.

This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof. This Commitment Letter, the Fee Letter and the Engagement Letter are the only agreements that have been entered into among the parties hereto with respect to the Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Facility. This Commitment Letter may not be amended, and no term or provision hereof may be waived or modified, except by an instrument in writing signed by each of the parties hereto.

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Please confirm that the foregoing is in accordance with your understanding by signing and returning to GSCP the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letter and the Engagement Letter on or before the close of business on September 1, 2008, whereupon this Commitment Letter, the Fee Letter and the Engagement Letter will become binding agreements between us and you. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date. We look forward to working with you on this assignment.

Very truly yours,

GOLDMAN SACHS CREDIT PARTNERS L.P.

By:	/s/ Bruce Mendelsohn
Authorized Signatory

ACCEPTED AND AGREED AS OF SEPTEMBER 1, 2008:

TERADYNE, INC.

By:	/s/ Michael A. Bradley
Name: Michael A. Bradley
Title: President and CEO

ANNEX A

In the event that GSCP becomes involved in any capacity in any action, proceeding or investigation brought by or against any person, including stockholders, partners or other equity holders of the Company or the Acquired Company, in connection with or as a result of either this arrangement or any matter referred to in this Commitment Letter or the Fee Letter (together, the “Letters”), the Company agrees to periodically reimburse GSCP for its reasonable, documented external legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith; provided, however, that if any loss, claim, damage or liability of GSCP in any such action, proceeding or investigation has been found by a final judgment of a court of competent jurisdiction (which, if appealed, has been affirmed on appeal) to have resulted from the gross negligence, willful misconduct or bad faith of GSCP in performing the services that are the subject of the Letters, GSCP shall repay such portion of the reimbursed expenses as is attributable to expenses incurred in relation to the act or omission of GSCP that is the subject of such finding. The Company also agrees to indemnify and hold GSCP harmless against any and all losses, claims, damages or liabilities to any such person in connection with or as a result of either this arrangement or any matter referred to in the Letters (whether or not such investigation, litigation, claim or proceeding is brought by you, your equity holders or creditors or an indemnified person and whether or not any such indemnified person is otherwise a party thereto), except to the extent that such loss, claim, damage or liability has been found by a final judgment of a court of competent jurisdiction (which, if appealed, has been affirmed on appeal) to have resulted from the gross negligence, willful misconduct or bad faith of GSCP in performing the services that are the subject of the Letters. If for any reason the foregoing indemnification is unavailable to GSCP or insufficient to hold it harmless, then the Company will contribute to the amount paid or payable by GSCP as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative economic interests of (i) the Company, the Acquired Company and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) GSCP on the other hand in the matters contemplated by the Letters as well as the relative fault of (i) the Company, the Acquired Company and their respective affiliates, stockholders, partners or other equity holders on the one hand and (ii) GSCP on the other hand with respect to such loss, claim, damage or liability and any other relevant equitable considerations. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of GSCP and the partners, directors, agents, employees and controlling persons (if any), as the case may be, of GSCP and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, GSCP, any such affiliate and any such person. The Company shall not be required to indemnify GSCP for any amount paid or payable by GSCP in the settlement of any action, proceeding or investigation without the written consent of the Company, which consent shall not be unreasonably withheld or delayed. The Company also agrees that neither any indemnified party nor any of such affiliates, partners, directors, agents, employees or controlling persons will have any liability to the Company, the Acquired Company or any person asserting claims on behalf of or in right of the Company, the Acquired Company or any other person in connection with or as a result of either this arrangement or any matter referred to in the Letters, except in the case of the Company to the extent that any losses, claims, damages, liabilities or expenses incurred by the Company or its affiliates, stockholders, partners or other equity holders have been found by a final judgment of a court of competent jurisdiction (which, if appealed, has been affirmed on appeal) to have resulted from the gross negligence, willful misconduct, or bad faith of such indemnified party in performing the services that are the subject of the Letters; provided, however, that in no event shall such indemnified party or such other parties have any liability for any indirect, consequential or punitive damages in connection with or as a result of such indemnified party’s or such other parties’ activities related to the Letters. Promptly after receipt by GSCP of notice of its involvement in any action, proceeding or investigation, GSCP will, if a claim for indemnification in respect thereof is to be made against the Company under this Annex A, notify the Company of such involvement. Failure by GSCP to so notify the Company will not relieve the Company from the obligation to indemnify GSCP under this Annex A except to the extent that the Company suffers actual prejudice as a result of such

Annex A-1

failure, and will not relieve the Company from its obligation to provide reimbursement and contribution to GSCP. If any person is entitled to indemnification under this Annex A (an “Indemnified Person”) with respect to any action or proceeding brought by a third party that is also brought against the Company, the Company will be entitled to assume the defense of any such action or proceeding with counsel reasonably satisfactory to the Indemnified Person. Upon assumption by the Company of the defense of any such action or proceeding, the Indemnified Person will have the right to participate in such action or proceeding and to retain its own counsel but the Company will not be liable for any legal expenses of other counsel subsequently incurred by such Indemnified Person in connection with the defense thereof unless (i) the Company has agreed to pay such fees and expenses, (ii) the Company will have failed to employ counsel reasonably satisfactory to the Indemnified Person in a timely manner, or (iii) the Indemnified Person will have been advised by counsel that there are actual or potential conflicting interests between the Company and the Indemnified Person, including situations in which there are one or more legal defenses available to the Indemnified Person that are different from or additional to those available to the Company. The Company will not consent to the terms of any compromise or settlement of any action or proceeding defended by the Company in accordance with the foregoing without the prior written consent of the Indemnified Person unless such compromise or settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such action or proceeding and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of the Indemnified Person. The provisions of this Annex A will survive any termination or completion of the arrangement provided by the Letters.

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ANNEX B

TERADYNE, INC.

Summary of the Facility

This Summary outlines certain of the terms of the Facility referred to in the Commitment Letter of which this Annex B is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

Borrower:	Teradyne, Inc., a Massachusetts corporation (the “Company”).

Subsidiary Guarantors:	Each of the Company’s existing and subsequently acquired or organized domestic (and, to the extent no material adverse tax consequences to the Company would result therefrom, foreign) subsidiaries (including, following the consummation of the Acquisition, the Acquired Company and its subsidiaries), other than any such subsidiaries that are agreed to be immaterial (collectively, the “Subsidiary Guarantors”) will guarantee, jointly and severally, all obligations under the Facility (the “Subsidiary Guarantees”).

Purpose/Use of Proceeds:	The proceeds of loans under the Facility will be used by the Company, together with cash on hand and the proceeds, if any, of the Permanent Financing Securities Offering, solely to finance the Acquisition and to pay fees and expenses relating to the Acquisition.

Sole Lead Arranger, Sole Bookrunner, Sole Syndication Agent and Administrative Agent:	Goldman Sachs Credit Partners L.P. (“GSCP”; in its capacities as Sole Lead Arranger, Sole Bookrunner and Sole Syndication Agent, the “Arranger”; and in its capacity as Administrative Agent, the “Administrative Agent”).

Lenders:	GSCP and/or other financial institutions selected by GSCP after consultation with the Company (the “Lenders”).

Facility:	A senior secured term loan facility in an aggregate principal amount of not more than $175,000,000 (reduced as provided under “Mandatory Prepayments/Commitment Reduction” below) (the “Facility”).

Availability:	Up to the full amount of the Facility may be drawn in a single drawing on the date on which the Acquisition is consummated (the “Closing Date”). Amounts borrowed under the Facility that are repaid or prepaid may not be reborrowed.

Maturity:	Loans outstanding under the Facility will mature on the 364th day following the Closing Date.

Amortization:	$35,000,000 of the outstanding principal amount of the Facility will be payable on the 120th day following the Closing Date, and an additional $65,000,000 of the outstanding principal amount of the Facility will be payable on the 180th day following the Closing Date, with the remaining balance due on the maturity date.

Annex B-1

Interest Rate:

Loans under the Facility will bear interest at, at the Company’s option, (a) the Base Rate plus spreads, determined based on a corporate family rating of the Company by Moody’s and a corporate rating of the Company by S&P, as separately agreed, or (b) the reserve adjusted Eurodollar Rate plus spreads, determined based on a corporate family rating of the Company by Moody’s and a corporate rating of the Company by S&P, as separately agreed.

As used herein, the terms “Base Rate” and “reserve adjusted Eurodollar Rate” will have meanings customary and appropriate for financings of this type, and the basis for calculating accrued interest and the interest periods for loans bearing interest at the reserve adjusted Eurodollar Rate will be customary and appropriate for financings of this type. Interest on amounts not paid when due will accrue at a rate equal to the rate on loans bearing interest at the rate determined by reference to the Base Rate plus an additional 2.00% per annum and will be payable on demand.

Interest Payments:	Quarterly for loans bearing interest with reference to the Base Rate; on the last day of selected interest periods (which will be one, two or three months) for loans bearing interest with reference to the reserve adjusted Eurodollar Rate; and upon prepayment, in each case payable in arrears and computed on the basis of a 360-day year (365/366-day year with respect to loans bearing interest at the Base Rate when the Base Rate is determined by reference to the Prime Rate).

Funding Protection:	Customary for transactions of this type, including breakage costs, gross-up for withholding, compensation for increased costs and compliance with capital adequacy and other regulatory restrictions.

Duration Fees:	A duration fee, in an amount equal to 0.25% of the stated principal amount of such Lender’s loans under the Facility on each such date, shall be payable to each Lender on the 60th day following the Closing Date and on each 30th day thereafter.

Voluntary Prepayments:	The Facility may be prepaid in whole or in part without premium or penalty, subject to the payment of any related breakage costs in the case of prepayment of loans bearing interest by reference to the reserve adjusted Eurodollar Rate.

Mandatory Prepayments/ Commitment Reductions:	Loans under the Facility will be required to be prepaid (and, in respect of any such events occurring after the date of the Commitment Letter and on or prior to the Closing Date, the aggregate principal amount of the Facility shall be permanently reduced) by 100% of the net cash proceeds of (a) (i) all sales or other dispositions of any division, business unit, product line or line of business of the Company and its subsidiaries and (ii) all other sales or other dispositions of assets of the Company or any of its subsidiaries not made in the ordinary course of business (other than the contemplated disposition by the Company and its subsidiaries of a certain manufacturing and office facility

Annex B-2

previously disclosed to the Arranger and subject to exceptions to be agreed upon with respect to such other asset sales and dispositions made by foreign subsidiaries of the Company in light of the ability of such subsidiaries to make the proceeds thereof available to the Company or any of its domestic subsidiaries without incurring material adverse tax consequences), except to the extent the net cash proceeds received from such other sales and dispositions do not, in the aggregate, exceed $7,500,000, (b) all issuances of debt securities (including the Permanent Financing Securities Offering), and all incurrences of indebtedness under bank or other credit facilities, by the Company or any of its subsidiaries, other than permitted incurrences of working capital indebtedness in an aggregate amount not to exceed $1,000,000, and (c) all issuances of equity securities of the Company, other than issuances pursuant to employee stock plans and other benefit plans. Any such prepayment will be without premium or penalty, subject to the payment of any related breakage costs in the case of prepayment of loans bearing interest by reference to the reserve adjusted Eurodollar Rate.

Loans under the Facility will be required to be prepaid by (a) 100% of the net cash proceeds of casualty insurance and condemnation awards, subject to a 120-day reinvestment right, and (b) 50% of the “Excess Free Cash Flow” (to be defined but in any event to provide credit for amortization payments made with respect to the Facility) as calculated for each fiscal quarter of the Company (commencing with the second fiscal quarter that shall have ended after the Closing Date).

Security:	The Facility and the Subsidiary Guarantees will be secured by first priority security interests in substantially all the present and after- acquired assets of the Company and the Subsidiary Guarantors (collectively, the “Collateral”), including (a) a first priority pledge of all the equity interests owned by the Company and the Subsidiary Guarantors (provided that neither the Company nor any Subsidiary Guarantor shall be required to pledge more than 65% of the voting equity interests in any foreign subsidiary) and (b) perfected first priority security interest in, and mortgages on, substantially all other tangible and intangible assets of the Company and each Subsidiary Guarantor (including accounts, inventory, equipment, investment property, contract rights, intellectual property, other general intangibles, real property, cash, deposit and securities accounts, commercial tort claims, letter of credit rights and proceeds of the foregoing).

All security arrangements will be in form and substance reasonably satisfactory to the Administrative Agent. Notwithstanding the foregoing, where, in the judgment of the Administrative Agent, the cost of creating or perfecting a pledge of, a security interest in or a mortgage on a particular asset is excessive in relation to the benefit afforded to the Lenders thereby, such asset shall be excluded from the Collateral or such perfection shall not be required, as applicable.

Annex B-3

Representations and Warranties:	Usual and customary for financings of this type (to be made with respect to the Company and its subsidiaries and to be subject to materiality and other qualifiers to be agreed upon), including representations and warranties with respect to: due organization; requisite power and authority; qualification; equity interests and ownership; due authorization, execution, delivery and enforceability of the Loan Documents; creation, perfection and priority of security interests; no conflicts; governmental consents; historical and pro forma financial statements; absence of material adverse change; absence of material litigation; payment of taxes; title to properties; environmental matters; no defaults under material agreements; Investment Company Act and margin stock matters; ERISA and other employee and labor matters; absence of brokers or finders fees; solvency; compliance with laws; status as senior debt; full disclosure; and Patriot Act and other related matters.

Covenants:	Usual and customary for financings of this type (to be applicable to the Company and its subsidiaries), including:

• financial covenants:	as set forth in Annex D to the Commitment Letter;

• affirmative covenants:	subject to exceptions and baskets to be agreed upon, delivery of financial statements and other reports (including the identification of information as suitable for distribution to Public Lenders or Non- Public Lenders); delivery of notices of material events; maintenance of existence; payment of taxes and claims; maintenance of properties; maintenance of insurance; books and records; inspections; compliance with laws; environmental matters; additional collateral and guarantors; maintenance of cash and cash equivalents in an amount equal to at least $150,000,000 (to be reduced in proportion to prepayments of the Facility) (with at least 66.6% thereof directly owned by the Company and domestic Subsidiary Guarantors); use of proceeds; and further assurances (including cooperation in respect of proposed refinancings); and

• negative covenants:	subject to exceptions and baskets to be agreed upon, limitations with respect to other indebtedness (including restrictions on indebtedness of subsidiaries that are not Subsidiary Guarantors and a requirement that intercompany indebtedness owed by the Company or any Subsidiary Guarantor to any subsidiary that is not a Subsidiary Guarantor be subordinated to obligations under the Facility and the Subsidiary Guarantees on terms customary for subordination of intercompany indebtedness); liens; negative pledges; restricted junior payments (dividends, equity repurchases and redemptions and voluntary payments on certain debt); restrictive agreements; investments (including loans, advances and guarantees), mergers and acquisitions; sales and other dispositions of assets (including subsidiary interests); sales and lease-backs; capital expenditures; transactions with affiliates; conduct of business; amendments and waivers of organizational documents, junior indebtedness and other material agreements; and changes to fiscal year.

Annex B-4

Events of Default:	Usual and customary for financings of this type (with customary cure and grace periods), including: failure to make payments when due; cross-default and cross-acceleration to material other indebtedness; noncompliance with covenants; inaccuracy of representations and warranties; bankruptcy and insolvency; material judgments; ERISA; actual or asserted invalidity of security documents or Subsidiary Guarantees; and “Change of Control” (to be defined).

Conditions Precedent to Borrowing:	The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Facility will be subject to (a) the accuracy, in all material respects, of representations and warranties as to the Company and its subsidiaries and of the Specified Representations, (b) at the time of and immediately giving effect to the Acquisition and the other transactions contemplated hereby, there being no default or event of default and (c) the conditions precedent referred to in the Commitment Letter and in Annex C to the Commitment Letter.

Assignments and Participations:	The Lenders may assign all or, in an amount of not less than $1,000,000, any part of their respective loans and commitments under the Facility to their affiliates or one or more banks, financial institutions or other entities that are “Eligible Assignees” (to be defined); provided that assignments made to affiliates and other Lenders will not be subject to the foregoing minimum assignment amount requirements. Upon such assignment, such affiliate, bank, financial institution or entity will become a Lender for all purposes under the Loan Documents. A $3,500 processing fee payable by the assignee or assignor will be required in connection with any such assignment. The Lenders will also have the right to sell participations, subject to customary limitations on voting rights, in their loans under the Facility.

Requisite Lenders:

Lenders holding more than 50% of total commitments or loans under the Facility, except that consent of all the Lenders, or all the Lenders affected thereby, will be required with respect to customary matters, including those relating to the interest rates, maturity, certain collateral matters and the definition of Requisite Lenders.

The definitive credit agreement for the Facility will contain customary provisions permitting the Company to replace non-consenting Lenders in connection with amendments or waivers requiring the consent of all Lenders or of all Lenders affected thereby so long as Lenders holding more than 50% of total commitments or loans under the Facility shall have consented thereto.

Annex B-5

Taxes:	The definitive credit agreement for the Facility will provide that all payments are to be made free and clear of any taxes (other than franchise taxes and taxes on overall net income), imposts, assessments, withholdings or other deductions whatsoever. Lenders will furnish to the Administrative Agent appropriate certificates or other evidence of exemption from U.S. federal tax withholding.

Expenses:	The Company shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the Facility and the preparation, execution, delivery and administration of Loan Documents and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Loan Documents.

Indemnity:	The definitive credit agreement for the Facility will provide customary and appropriate provisions relating to indemnity and related matters, in a form reasonably satisfactory to the Administrative Agent.

Governing Law and Jurisdiction:	The definitive credit agreement for the Facility will provide that the Company will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York and will waive any right to trial by jury. New York law will govern the Loan Documents.

Counsel to the Arranger and Administrative Agent:	Cravath, Swaine & Moore LLP.

Annex B-6

ANNEX C

TERADYNE, INC.

Summary of Additional Conditions Precedent

This Summary of Additional Conditions Precedent outlines certain of the conditions precedent to the Facility referred to in the Commitment Letter of which this Annex C is a part. Certain capitalized terms used herein are defined in the Commitment Letter.

1.	Acquisition. The Acquisition shall have been, or substantially concurrently with the closing of the Facility shall be, consummated pursuant to the Acquisition Agreement (without giving effect to any amendments of or waivers under the Acquisition Agreement that, individually or in the aggregate, are adverse to the Lenders and that have not been consented to by the Arranger). The Administrative Agent shall have received a copy of the Acquisition Agreement, certified by an authorized officer of the Company as complete and correct.

2.	Financial Statements. The Arranger shall have received (a) audited consolidated financial statements of the Company and its subsidiaries and of the Acquired Company and its subsidiaries, in each case for each of the three fiscal years ended at least 75 days prior to the Closing Date, which shall be prepared in accordance with GAAP and accompanied by audit reports thereon (which shall not be subject to any qualification); (b) unaudited consolidated financial statements of the Company and its subsidiaries and of the Acquired Company and its subsidiaries, in each case for each subsequent fiscal quarter ended at least 40 days prior to the Closing Date, which shall be prepared in accordance with GAAP; and (c) a pro forma consolidated balance sheet of the Company and its subsidiaries as of, and a pro forma consolidated statement of income of the Company and its subsidiaries for the 12-month period ending on, the date of the most recent balance sheet of the Company delivered pursuant to clause (a) or (b) above, prepared after giving effect to the Acquisition and the other transactions contemplated hereby in accordance with Regulation S-X.

3.	Other Indebtedness. After giving effect to the Acquisition and the other transactions contemplated hereby, neither the Company nor any of its subsidiaries (including the Acquired Company and its subsidiaries) shall have any indebtedness or preferred stock, other than (a) loans under the Facility, (b) the Permanent Financing Securities, (c) indebtedness of the Company and its subsidiaries set forth on the consolidated balance sheet of the Company as of June 30, 2008, and indebtedness of the Company and its subsidiaries incurred in the ordinary course of business since such date in an aggregate amount not to exceed $15,000,000, (d) indebtedness of the Acquired Company and its subsidiaries set forth on the consolidated balance sheet of the Acquired Company as of June 30, 2008, and indebtedness of the Acquired Company and its subsidiaries incurred since such date that is permitted under the Acquisition Agreement as in effect on the date hereof and (e) other limited indebtedness (including the intercompany loan to the Company previously disclosed to the Arranger) to be agreed upon.

4.	Payment of Fees, Etc. All costs, fees, expenses (including legal fees and expenses) and other compensation contemplated by the Commitment Letter, the Fee Letter and the Engagement Letter payable to GSCP, Goldman Sachs, the Administrative Agent, the Arranger or the Lenders shall have been paid to the extent due.

Annex C-1

5.	Guarantee and Collateral Matters. The Arranger shall have received lien searches with respect to the Collateral. The Subsidiary Guarantees shall have been executed and be in full force and effect, or substantially simultaneously with the closing of the Facility shall be executed and become in full force and effect. All documents and instruments (including deposit account control agreements) required to create and perfect the Administrative Agent’s pledges of, and security interest and mortgages in, the Collateral as set forth in Annex B to the Commitment Letter shall have been executed and delivered and, if applicable, be in proper form for filing; provided, however, that, except with respect to the creation and perfection of security interests (a) in the pledged equity interests of the domestic subsidiaries of the Company and other assets a lien on which may be perfected by the filing of a financing statement under the Uniform Commercial Code and (b) pursuant to the deposit account control agreements, to the extent security interest in any Collateral is not provided or perfected on the Closing Date after the Company’s use of commercially reasonable efforts to do so, the delivery or perfection thereof shall not constitute a condition precedent to the availability of the Facility on the Closing Date but shall be required to be accomplished as promptly as practicable after the Closing Date (and in any event no later than the 30th day thereafter).

6.	Customary Closing Documents. Other customary closing conditions, including: (a) evidence of existence and authority; (b) obtaining material third party and governmental consents necessary in connection with the financing contemplated by the Commitment Letter; and (c) delivery of customary legal opinions and secretary’s and officer’s certificates (including a solvency certificate of the chief financial officer of the Company as to the solvency of the Company and the Subsidiary Guarantors, taken as a whole). The Arranger will have received at least five days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act.

Annex C-2